Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues of $21.7 Billion Increased 7% Year-Over-Year

•	Net Earnings of $0.73 Per Share Increased 9% Year-Over-Year from $0.67[1]

•	Year-To-Date Cash Flows from Operations Total $1.6 Billion

•	Company Improves 2009 Net Earnings Projection to $3.00 to $3.15 Per Share

MINNEAPOLIS (July 21, 2009) – UnitedHealth Group (NYSE: UNH) reported positive second quarter results today, including growth in revenues and net earnings per share and a continued strong financial position. Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our employees continue to deliver value to our customers in this challenging economic environment. This quarter was characterized by continued strong execution, a sharp focus on costs and quality service, elevated engagement on health care reform, continued innovation in the marketplace and further diversification of our business.”

The Company improved its 2009 earnings outlook to $3.00 to $3.15 per share from the previous outlook range of $2.90 to $3.15 per share. The Company continues to project full year 2009 cash flows from operations of approximately $5 billion.

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

Quarterly Financial Performance
Three Months Ended
	June 30, 2009	June 30, 2008		March 31, 2009
Revenues	$21.66 billion	$20.27 billion		$22.00 billion

Earnings From Operations	$1.44 billion	$1.46 billion	[1]	$1.67 billion

Operating Margin	6.6%	7.2%[1]		7.6%

Management views year-over-year comparisons of results to generally be more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations in business lines such as Medicare Part D drug programs, high deductible insurance products and health informatics offerings.

UnitedHealth Group Highlights

•	UnitedHealth Group’s consolidated second quarter revenues of $21.7 billion increased $1.4 billion or 7 percent year-over-year.

•

Second quarter investment income of $153 million decreased $87 million year-over-year, which reduced net earnings by $0.05 per share. While cash and invested asset balances increased 8 percent year-over-year at June 30, 2009, capital market conditions meaningfully reduced yields on the Company’s cash and short duration, high quality investment portfolio. UnitedHealth Group results included net capital gains of $3 million and $50 million in the second quarters of 2009 and 2008, respectively.

•

Second quarter earnings from operations were $1.4 billion and net earnings were $859 million. The operating margin of 6.6 percent decreased 60 basis points from the prior year operating margin of 7.2 percent, with 40 basis points of the change due to reduced investment income and the balance due to business mix changes driven by strong growth in comparatively lower margin government-sponsored business at AmeriChoice, Ovations and OptumHealth.

•	Second quarter 2009 net earnings of $0.73 per share increased $0.06 or 9 percent from $0.67 per share in the second quarter of 2008.

UnitedHealth Group Highlights – Continued

•

Second quarter 2009 premium revenues of $19.7 billion increased $1.4 billion or 8 percent year-over-year, due to strong organic growth in risk-based offerings in the public and senior markets businesses and price increases reflecting underlying medical cost increases in the health benefits businesses.

•

Service revenues of $1.3 billion were stable year-over-year, while product revenues of $449 million increased $58 million or 15 percent year-over-year in the second quarter, due to volume growth at Prescription Solutions.

•

The consolidated medical care ratio remained within the range of management expectations, increasing 40 basis points year-over-year to 83.6 percent. The increase includes the mix effect of an increased proportion of public and senior markets risk-based business year-over-year, as well as more than 20 basis points from elevated medical costs related to the H1N1 influenza virus.

•

During the second quarter of 2009 the Company realized $30 million in net favorable development in its estimates of medical costs incurred in the first quarter of 2009. There were no changes to its estimates of prior year medical costs. There were no net changes in the second quarter of 2008 to estimates of medical costs incurred in prior periods.

•	Operating costs were 14.0 percent and 14.6 percent[1] of revenues in the second quarters of 2009 and 2008, respectively.

•

The second quarter 2009 income tax rate of 34.0 percent included 100 basis points of benefit from the favorable resolution of various historical federal and state income tax matters. New York state-licensed HMOs are now subject to premium taxes in lieu of state income taxes, which increased operating costs and decreased the consolidated income tax rate by 100 basis points in the quarter.

•	There were 11 days sales outstanding in accounts receivable at the end of the second quarters of both 2009 and 2008. Cash collections remained solid despite the recessionary economic climate.

•	Consolidated medical costs days payable were 53 days at the end of the second quarters of both 2009 and 2008.

•

Second quarter cash flows from operations of $492 million were stronger than projected and brought year-to-date cash flows to $1.6 billion, an increase of 82 percent over the same period last year, reflecting strong growth in risk-based products in the public and senior markets businesses as well as the timing of income tax payments.

•

At June 30, 2009 the Company reduced its debt position by $1.4 billion year-over-year, and the debt to debt plus equity ratio decreased to 35.2 percent from 40.4 percent at June 30, 2008. The Company repurchased nearly 32 million shares of stock during the second quarter of 2009.

Business Description – Health Care Services

Health Care Services provides network-based health care benefits and services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly Financial Performance
Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Revenues	$20.28 billion	$18.95 billion	$20.67 billion

Earnings From Operations	$1.07 billion	$1.14 billion	$1.32 billion

Operating Margin	5.3%	6.0%	6.4%

Key Developments for Health Care Services

•

Second quarter 2009 revenues for Health Care Services increased $1.3 billion or 7 percent year-over-year to $20.3 billion. This was driven by price increases that reflect increases in underlying medical costs for risk-based business and a year-to-date increase of nearly 800,000 individuals served through actively offered benefit products across the public and senior markets businesses, partially offset by a decrease in consumers served through commercial products.

•

Second quarter Health Care Services earnings from operations of $1.1 billion would have increased by $7 million year-over-year, but for the impact of a $78 million year-over-year decrease in investment income. The Health Care Services operating margin declined 70 basis points year-over-year to 5.3 percent in the second quarter, due to a 40 basis point reduction in margin contribution from investment income and continued strong growth in comparatively lower margin public and senior markets businesses.

Key Developments for Health Care Services – Continued

UnitedHealthcare

•

Second quarter revenues of $10.3 billion decreased $223 million year-over-year. During the second quarter UnitedHealthcare experienced declines of 150,000 people served through fee-based programs and 260,000 people in risk-based health benefit plans. Membership attrition at continuing clients driven by economic pressures on their organizations was the most significant factor in the decreases, accounting for three-fourths of the total membership decline.

•

The UnitedHealthcare medical care ratio of 84.2 percent was within the range of management expectations, increasing 40 basis points year-over-year, largely due to elevated medical costs related to the H1N1 virus.

Ovations

•	Ovations revenues were $8.0 billion in the second quarter, up $928 million or 13 percent year-over-year.

•

For Medicare Advantage programs, Ovations reported second quarter growth of 45,000 people and year-to-date growth of 245,000 people or 16 percent. Strengthened product design, marketing and distribution and local market engagement drove strong, balanced growth in Medicare Advantage.

•

Steady growth in active Medicare Supplement products has continued in the second quarter, with Ovations increasing the number of seniors served in this product family by 25,000 to more than 2.6 million people.

•

At June 30, 2009 approximately 5.9 million people participated in the Company’s Part D prescription drug plans. Including Part D plans, Ovations has brought services to 550,000 additional seniors across its businesses thus far in 2009, driven exclusively by organic growth.

AmeriChoice

•	AmeriChoice second quarter revenues of $2.0 billion increased $632 million or 45 percent year-over-year, driven by 30 percent year-over-year organic growth.

•	The Company served 2.75 million people in the Medicaid and state program market at June 30, 2009, which included risk-based growth of 635,000 people year-over-year and 405,000 year-to-date.

•

Second quarter results included growth of 130,000 people on a risk basis, partially offset by a net reduction of more than 70,000 people served in a terminated fee-based public services program. Strong second quarter 2009 risk-based growth came solely from performance in its established programs and markets.

•

The Mississippi State & School Employees Health Insurance Management Board awarded AmeriChoice the opportunity to provide benefits and services to up to 65,000 children in Mississippi’s Children’s Health Insurance Program, beginning in first quarter 2010.

Business Description – OptumHealth

OptumHealth is one of the nation’s leading health and wellness companies. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefit products such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Revenues	$1.36 billion	$1.32 billion	$1.33 billion

Earnings From Operations	$142 million	$169 million	$158 million

Operating Margin	10.5%	12.8%	11.9%

Key Developments for OptumHealth

•

Second quarter revenues of $1.4 billion grew 3 percent year-over-year for OptumHealth. Recent top-line trends continued, with strong year-over-year revenue growth from large scale care and behavioral health programs for state clients and increased up-selling of OptumHealth benefits and services at continuing customers mitigating revenue losses associated with the UnitedHealthcare membership decline.

•

OptumHealth’s second quarter earnings from operations of $142 million decreased $27 million or 16 percent year-over-year due to the impact of the membership decline at UnitedHealthcare and increased usage of dental services, as well as a reduction in investment income.

•

OptumHealth Financial Services, the Company’s dedicated health banking organization, ended the second quarter with $810 million in assets under management, an increase of 32 percent year-over-year, and served 1.8 million consumer accounts, up 14 percent year-over-year.

•

OptumHealth Financial Services has grown its connectivity network by 40,000 participants year-to-date and is now connected with 400,000 separate care providers. This business electronically transmitted $8.8 billion in medical payments to physicians and other care providers in the second quarter of 2009, a year-over-year increase of 42 percent.

•

During the second quarter, OptumHealth advanced two significant telehealth initiatives as part of its strategy to deliver national telehealth programs to employers, states and other health care partners. By leveraging leading innovative technology, these programs will help connect patients to care providers and care providers to one another in ways that improve access to and effectiveness of health care.

•	On July 1, 2009 OptumHealth initiated services for approximately one-half million people covered by the behavioral health programs for the state of New Mexico and Pierce County, Washington.

Business Description – Ingenix

Ingenix is a leader in the field of health care information, services and consulting, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance
Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Revenues	$421 million	$381 million	$385 million

Earnings From Operations	$59 million	$49 million	$49 million

Operating Margin	14.0%	12.9%	12.7%

Key Developments for Ingenix

•	Ingenix revenues of $421 million increased $40 million or 10 percent year-over-year in the second quarter of 2009.

•

Continued growth in consulting services and growth in governmental client business across many product categories more than offset a year-over-year decline in pharmaceutical research services backlog. The Ingenix contract revenue backlog increased 22 percent on a year-over-year basis to $2.2 billion at June 30, 2009.

•

Ingenix second quarter operating earnings increased $10 million or 20 percent year-over-year to $59 million. The operating margin expanded 110 basis points year-over-year due to operating leverage from revenue growth coupled with effective cost management and operating disciplines.

•

In June, Ingenix announced the acquisition of AIM Healthcare Services, a leader in payment accuracy for hospitals and payers. AIM strengthens Ingenix’s capabilities to simplify and improve administration in the health care industry. AIM personnel perform services for clients at nearly 2,000 medical center locations nationwide.

Business Description – Prescription Solutions

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly Financial Performance
Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
Revenues	$3.56 billion	$3.17 billion	$3.54 billion

Earnings From Operations	$166 million	$94 million	$140 million

Operating Margin	4.7%	3.0%	4.0%

Key Developments for Prescription Solutions

•	Prescription Solutions second quarter revenues of $3.6 billion increased $383 million or 12 percent year-over-year, driven by strong growth in consumers served.

•

Second quarter earnings from operations grew $72 million or 77 percent year-over-year to $166 million. First quarter 2009 earnings trends continued, with increased profits driven by script volume growth, improved drug purchasing, steady gains in mail service drug fulfillment, and a continuing favorable mix shift to generic pharmaceuticals, which averaged nearly 69 percent of total volume in the quarter. These factors lifted Prescription Solutions second quarter operating margin to 4.7 percent.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 4 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #70594008. This earnings release and the Form 8-K dated July 21, 2009, which may also be accessed from the Investors page of the Company’s web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our health care costs; our ability to respond quickly and appropriately to health care reforms; failure to comply with federal and state regulations affecting the managed care industry; the potential impact of the adverse conditions in the global economy and extreme disruption of financial markets on our revenues, sources of liquidity, investment portfolio, and our results of operations; regulatory and other risks associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share, including as a result of new entrants into our market, and consolidation of health care companies and suppliers; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; potential reductions in revenue received from Medicare and Medicaid programs, including as a result of reduced payments to private plans offering Medicare Advantage; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and information security; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; the potential consequences of various governmental reviews and litigation matters related to our historical stock option practices and the potential consequences of each of these matters on our business, credit ratings and debt; events that may adversely affect the value of our investment portfolio; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care professional disputes, regulatory violations, increases in operating costs, or other adverse consequences; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; failure to complete or receive anticipated benefits of acquisitions; and potential downgrades in our debt ratings.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2009

-	Consolidated Statements of Operations

-	Condensed Consolidated Balance Sheets

-	Condensed Consolidated Statements of Cash Flows

-	Segment Financial Information

-	Customer Profile Summary

-	Non-GAAP Health Care Services Earnings From Operations and

              Non-GAAP Operating Results Excluding Special Items

Use of Non-GAAP Financial Measures

The Health Care Services earnings from operations excluding investment income decreases and 2008 operating results excluding special items as used in the press release are not calculated in accordance with GAAP and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (a)	2009	2008 (a)
REVENUES
Premiums	$19,746	$18,344	$39,857	$36,733
Services	1,307	1,297	2,603	2,570
Products	449	391	888	754
Investment and Other Income	153	240	311	519

Total Revenues	21,655	20,272	43,659	40,576

OPERATING COSTS
Medical Costs	16,507	15,257	33,077	30,401
Operating Costs	3,037	3,746	6,165	6,643
Cost of Products Sold	422	353	826	678
Depreciation and Amortization	249	243	483	468

Total Operating Costs	20,215	19,599	40,551	38,190

EARNINGS FROM OPERATIONS	1,440	673	3,108	2,386

Interest Expense	(139)	(164)	(270)	(318)

EARNINGS BEFORE INCOME TAXES	1,301	509	2,838	2,068

Provision for Income Taxes	(442)	(172)	(995)	(737)

NET EARNINGS	$859	$337	$1,843	$1,331

DILUTED NET EARNINGS PER COMMON SHARE	$0.73	$0.27	$1.54	$1.05

Diluted Weighted-Average Common Shares Outstanding	1,180	1,245	1,195	1,262

(a)	Includes pre-tax Operating Costs of $922 million for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs and $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and Short-Term Investments	$8,155	$8,209
Accounts Receivable, net	2,705	1,929
Other Current Assets	4,824	4,852

Total Current Assets	15,684	14,990

Long-Term Investments	13,163	13,366
Other Long-Term Assets	27,043	27,459

Total Assets	$55,890	$55,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$9,533	$8,664
Commercial Paper and Current Maturities of Long-Term Debt	1,012	1,456
Other Current Liabilities	9,107	9,641

Total Current Liabilities	19,652	19,761

Long-Term Debt, less current maturities	10,707	11,338
Future Policy Benefits	2,296	2,286
Deferred Income Taxes and Other Liabilities	1,690	1,650
Shareholders’ Equity	21,545	20,780

Total Liabilities and Shareholders’ Equity	$55,890	$55,815

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Net Earnings	$1,843	$1,331
Noncash Items:
Depreciation and amortization	483	468
Deferred income taxes and other	61	(245)
Share-based compensation	180	147
Net changes in operating assets and liabilities	(963)	(821)

Cash Flows From Operating Activities	1,604	880

INVESTING ACTIVITIES
Cash paid for acquisitions, net of cash assumed	(400)	(3,712)
Purchases of property, equipment and capitalized software, net	(311)	(415)
Net sales (purchases) of investments	221	(943)

Cash Flows Used For Investing Activities	(490)	(5,070)

FINANCING ACTIVITIES
Common stock repurchases	(1,504)	(2,052)
Net change in commercial paper and long-term debt	(939)	2,062
Interest swap termination	513	—
Share-based compensation excess tax benefit	27	14
Customer funds administered	674	650
Other, net	(64)	(76)

Cash Flows (Used For) From Financing Activities	(1,293)	598

Decrease in cash and cash equivalents	(179)	(3,592)
Cash and cash equivalents, beginning of period	7,426	8,865

Cash and cash equivalents, end of period	$7,247	$5,273

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REVENUES	2009	2008	2009	2008
Health Care Services (a)	$20,282	$18,945	$40,954	$37,962
OptumHealth	1,356	1,321	2,688	2,625
Ingenix	421	381	806	743
Prescription Solutions	3,556	3,173	7,095	6,379
Eliminations	(3,960)	(3,548)	(7,884)	(7,133)

Total Consolidated	$21,655	$20,272	$43,659	$40,576

	Three Months Ended June 30,		Six Months Ended June 30,
EARNINGS FROM OPERATIONS	2009	2008	2009	2008
Health Care Services	$1,073	$1,144	$2,394	$2,515
OptumHealth	142	169	300	366
Ingenix	59	49	108	96
Prescription Solutions	166	94	306	192
Corporate	—	(783)	—	(783)

Total Consolidated	$1,440	$673	$3,108	$2,386

(a)	Revenues for the three and six months ended June 30, 2009 were $10,253 and $20,591 for UnitedHealthcare; $7,989 and $16,412 for Ovations; and $2,040 and $3,951 for AmeriChoice, respectively. Revenues for the three and six months ended June 30, 2008 were $10,476 and $20,839 for UnitedHealthcare; $7,061 and $14,511 for Ovations; and $1,408 and $2,612 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	June 2009		March 2009	December 2008	June 2008	December 2007
Commercial Risk-based	9,655		9,915	10,360	10,490	10,805
Commercial Fee-based	15,375		15,525	15,985	16,000	14,720

Total Commercial	25,030		25,440	26,345	26,490	25,525

Medicare Advantage	1,740		1,695	1,495	1,455	1,370
Medicaid	2,750	(b)	2,695	2,515	2,255	1,710
Standardized Medicare Supplement	2,625		2,600	2,540	2,475	2,400

Total Public and Senior (a)	7,115		6,990	6,550	6,185	5,480

Total Health Care Services Medical Benefits	32,145		32,430	32,895	32,675	31,005

Total People Served	70,510		71,125	72,800	73,075	70,950

Supplemental Data – included in Total People Served

OptumHealth	57,900		58,500	59,700	60,100	58,700

Total Part D Prescription Drug Plans	5,870		5,845	5,450	5,445	5,950

Consumer-Driven Health Plans	2,850		2,880	2,735	2,730	2,315

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.

(b)	Year-to-date Medicaid membership growth of 235,000 people is comprised of risk-based growth of 405,000 people, which includes 100,000 people that converted from an administrative services contract to a risk-based program in the first quarter, and a net reduction of 70,000 people served in a terminated fee-based public services program in the second quarter.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

($ in millions, except per share data)

(unaudited)

Health Care Services Earnings From Operations

Excluding the Impact of the Decrease in Investment and Other Income

Three Months Ended June 30, 2009
Health Care Services earnings from operations	$1,073
Add: Year-over-year decrease in investment and other income for Health Care Services	78

Non-GAAP Health Care Services earnings from operations	$1,151

Operating Results Excluding Special Items

Three Months Ended June 30, 2008
Earnings from operations	$673
Add: Reduction to operating costs (a)	783

Non-GAAP earnings from operations	$1,456

Diluted net earnings per common share	$0.27
Add: Reduction to operating costs (a)	0.40

Non-GAAP diluted net earnings per common share	$0.67

Operating margin	3.3%
Add: Reduction to operating costs (a)	3.9

Non-GAAP operating margin	7.2%

Operating cost ratio	18.5%
Less: Reduction to operating costs (a)	(3.9)

Non-GAAP operating cost ratio	14.6%

(a)	Includes pre-tax Operating Costs of $922 million for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, and $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.